EXHIBIT 10.1

Management Services Agreement

This Management Services Agreement (this “Agreement”) is entered into between 1347 Advisors LLC, a Delaware limited liability company (“1347 Advisors”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”), and is effective ____________, 2014 (the “Effective Date”).
Recitals

WHEREAS, PIH has determined that it would be in its best interests to engage a manager to perform the Services (as defined below); and
WHEREAS, 1347 Advisors has agreed to perform the Services on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, hereby agree as follows:
1.Risk Management and Analysis Services. Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined), 1347 Advisors shall provide the following services (the “Services”) to and for the benefit of PIH:
a.    analysis and forecasting activity;
b.    analysis of capital structure and reinsurance programs;
c.    consultation in future restructuring or capital raising transactions; and
d.    consultation in corporate development initiatives.
2.    Compensation and Reimbursement of Expenses.
a.    Monthly Consulting Fee. Commencing on the Effective Date, as compensation for the Services, PIH shall pay 1347 Advisors a monthly consulting fee consisting of one percent (1%) of Gross Written Premium (as hereinafter defined) recorded by PIH for the preceding month (the “Consulting Fee”), payable by the 29th day of the following month. Gross Written Premium shall be defined as:
i.    Direct and assumed gross policy premium of all insurance policies or endorsements issued or effective during the month, less policy cancellations, including all insurance companies or insurance agents that are part of the PIH group of companies.
b. Reduction of Monthly Consulting Fee. After the seventh year of the Term, should the ownership of PIH by Kingsway Financial Services Inc. or an affiliate or subsidiary thereof (“KFSI”) fall below fifty percent (50%) of KFSI’s ownership at the close of the initial public offering of PIH (the “IPO”), the Consulting Fee shall be

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calculated by (a) the existing shares owned by KFSI, divided by (b) the original shares owned by KFSI at the IPO, multiplied by (c) the Consulting Fee. For illustrative purposes, if KFSI owned ten shares at the IPO, and in the eighth year, sold six shares, resulting in ownership of four shares, the fee shall be four divided by ten multiplied by one percent, or 0.4% annualized.
c.    Currency and Late Fees. All amounts in this Agreement are stated, and shall be payable, in United States dollars. Any amounts payable by PIH under this Agreement which are not paid when due shall bear interest from the due date until paid at a monthly rate of 1.5%.
3.    Term.
a.    General. This Agreement shall continue until terminated (the “Term”).
b.    Termination. This Agreement shall terminate:
i.    upon any date mutually agreed to by 1347 Advisors and PIH in writing;
ii.    10 days after PIH receives written notice from 1347 Advisors that PIH has failed to make any payment to 1347 Advisors due hereunder, unless PIH has fully paid such overdue payment within such 10 days; or
iii.    30 days after 1347 Advisors receives written notice from PIH that 1347 Advisors has been grossly negligent or willfully misconducted itself, unless 1347 Advisors has cured such action within such 30 days.

With respect to termination for any reason, except for the gross negligence or willful misconduct of 1347 Advisors, PIH agrees to pay to 1347 Advisors an amount equal to twenty (20) times the Consulting Fee paid to 1347 Advisors in the most recent calendar year immediately preceding.

4.    Actions Upon Termination. Upon termination of this Agreement, 1347 Advisors shall use commercially reasonable efforts to assist and cooperate with PIH to effect the transition to another administrative company if one is appointed by PIH to succeed 1347 Advisors, or to PIH, if no administrative company is appointed.
5.    Indemnification. PIH (the “Indemnifying Person”) shall indemnify and hold harmless 1347 Advisors and its Affiliates, their respective members, managers, directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the “Indemnified Persons”) to the full extent permitted by applicable law from and against all out-of-pocket losses, claims, costs, expenses, damages or liabilities, including attorney fees and costs, incurred by the Indemnified Persons arising out of any action or inaction by 1347 Advisors or its Representatives taken in good faith pursuant to the terms of this Agreement; provided, however, that the Indemnifying Person shall have no obligation to indemnify the

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Indemnified Persons for any such losses, claims, costs, expenses, damages or liabilities determined by a court of competent final jurisdiction to have been caused by or to have resulted from the gross negligence, willful misconduct, or fraud of 1347 Advisors or its representatives.
a.    Indemnification Procedure. After receipt by an Indemnified Person of notice of any complaint or the commencement of any action, claim, suit or proceeding, or a written threat stating an intention to commence an action, claim, suit or proceeding, with respect to which indemnification is being sought hereunder, such Indemnified Person will notify the Indemnifying Person in writing of such complaint or of the commencement of such action, claim, suit or proceeding, but failure to notify such Indemnifying Person will relieve the Indemnifying Person from any liability which it may have hereunder only if, and to the extent, that such failure results in the forfeiture by the Indemnifying Person of substantial rights and defenses, and will not in any event relieve the Indemnifying Person from any other obligation or liability that the Indemnifying Person may have to any Indemnified Person otherwise than under these indemnification provisions. If the Indemnifying Person so elects or is requested by such Indemnified Person, the Indemnifying Person will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the reasonable fees and disbursements of such counsel (including the reasonable fees and expenses of expert witnesses and consultants reasonably retained by such counsel for the defense thereof). In the event, however, such Indemnified Person has been advised by counsel in writing that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action, claim, suit or proceeding include both an Indemnified Person and an Indemnifying Person, and Indemnified Person has been advised by counsel in writing that there are legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the Indemnifying Person, or if the Indemnifying Person fails to assume the defense of the action, claim, suit or proceeding or to employ counsel reasonably satisfactory to such Indemnified Person, in either case in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, claim suit or proceeding and the Indemnifying Person will pay the reasonable fees and reasonable disbursements for such counsel (including all reasonable fees and expenses of expert witnesses and consultants reasonably retained by such counsel for the defense thereof); provided however, that the Indemnifying Person will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action, claim, suit or proceeding. In any action, claim, suit or proceeding the defense of which the Indemnifying Person assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s own expense. The Indemnifying Person further agrees that it will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Persons who have not consented

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thereto from all liability arising out of such action, claim, suit or proceeding, which consent shall not be unreasonably withheld, conditioned or delayed.
b.    Reimbursement. Without limitation of its other obligations hereunder, the Indemnifying Person further agrees that it will promptly reimburse the Indemnified Persons for all reasonable and customary expenses (including reasonable and customary fees and reasonable and customary disbursements of counsel and any expert witnesses and consultants reasonably retained by counsel in defense of any claim) as they are incurred by such Indemnified Persons in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification may be sought hereunder and in enforcing these indemnification provisions; provided that the Indemnifying Person receives an undertaking by or on behalf of each applicable Indemnified Person that such Indemnified Person will promptly refund to the Indemnifying Person, as a several but not joint obligation of the Indemnified Persons, with applicable interest from the date of payment to the date of refund, all expenses reimbursed by the Indemnifying Person pursuant to this paragraph in each instance where it is finally judicially determined that such Indemnified Person is not entitled to be indemnified by the Indemnifying Person pursuant to this Section 5.
c.    No Limitation. The Indemnifying Person’s indemnity, contribution, reimbursement and other obligations under these indemnification provisions shall be in addition to any liability that it may otherwise have, at common law or otherwise, and shall be binding on its successors and assigns.
d.    Survival. This Section 5 shall survive the termination of this Agreement.
6.    Limitation of the Liability of 1347 Advisors. Under no circumstances will 1347 Advisors' financial responsibility for a failure of performance under or breach of this Agreement exceed the total fees paid to 1347 Advisors under this Agreement for the six months prior to the time the liability arose.
7.    Confidentiality. 1347 Advisors shall treat as confidential and proprietary and not disclose directly or indirectly to anyone, or use for 1347 Advisors’ benefit, except as expressly provided herein, any Proprietary Information of PIH except as authorized in writing by PIH. 1347 Advisors acknowledges that any damages for breach of this Section 7 may be incalculable and an insufficient remedy. Accordingly, 1347 Advisors agrees that in the event of any breach of this Section 7, PIH shall be entitled to equitable relief, including injunctive relief and specific performance and without the necessity of posting any bond.
a.    The term “Proprietary Information” shall refer to any information, not generally known in the relevant trade or industry, which was obtained from PIH, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance hereunder of Services and which falls within the following general categories:

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i.    information relating to trade secrets of PIH;
ii.    information relating to existing or contemplated products, services, technology, designs, processes, formulae; computer systems, computer software, algorithms, and research or developments of PIH;
iii.    information relating to business plans, financial data, actuarial analysis, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, customer claims, names of sales representatives and agents, and vendor and supplier information of PIH;
iv.    information relating to proprietary or customized computer software (including all computer code and tools and documentation reasonably necessary to build or modify such code) not generally known to the public and related unpublished documentation of proprietary computer programs;
v.    information relating to new developments; and
vi.    any other information that PIH may wish to protect by copyright.
b.    1347 Advisors will not and will cause its Representatives not to divulge to anyone, at any time during or after the termination of the provision of Services hereunder, any Proprietary Information or any other trade secrets of PIH. Upon the termination of this Agreement, 1347 Advisors shall deliver to PIH all Proprietary Information (excluding standard, off-the-shelf and non-customized computer software and hardware systems owned by 1347 Advisors), including all notebooks, computer files and any other data in any tangible form whatsoever in relation thereto, containing, embodying or evidencing any of the Proprietary Information. 1347 Advisors shall be responsible for any breach of this Section 7 by its Representatives.
8.    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.
9.    Consent to Jurisdiction. Both parties submit to the exclusive jurisdiction of the Delaware Court of Chancery with respect to any disputes, claims or controversies arising from, relating to or in connection with this Agreement.
10.    EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBSIDIARIES, TO THE FULLEST EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES ACKNOWLEDGE THIS WAIVER OF TRIAL BY JURY BY PLACING THEIR INITIALS HERE:

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____________                    ___________
    1347 Advisors                        PIH
11.    Notices. All notices and other communications provided for in this Agreement shall be given in writing, addressed to the recipient party as follows:
If to 1347 Advisors:        1347 Advisors LLC
150 Pierce Road, 6th Floor
Itasca, IL 60143
Attention: President

If to PIH:            1347 Property Insurance Holdings, Inc.
9100 Bluebonnet Centre Blvd., Suite 502
Baton Rouge, LA 70809
Attention: President

All notices and other communications shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails (by registered or certified mail, postage prepaid), and (iii) if delivered by telecopy or email, when received.

12.    Obligations Contractual in Nature. 1347 Advisors and PIH agree that each are sophisticated business enterprises that have entered into this Agreement for the specific purposes set forth herein, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. PIH further acknowledges and agrees that 1347 Advisors and its Affiliates and associates are or may be engaged in the business of investing in, acquiring and/or managing businesses for their own respective accounts and for the account of other unaffiliated parties and that no aspect or element of these activities will be deemed to be engaged in for the benefit of PIH nor to constitute a conflict of interest or breach of any duty hereunder unless specifically prohibited by this Agreement.
13.    Independent Contractor Status. Except as otherwise expressly set forth herein, for purposes of this Agreement it is acknowledged and agreed that PIH and 1347 Advisors are at all times acting and performing hereunder as independent contractors, retaining control over and responsibility for their own respective operations and personnel. 1347 Advisors further acknowledges and agrees that it shall have no power to enter into any contract for or on behalf of PIH unless specifically authorized by PIH or otherwise subject PIH to any obligation, such power to be the sole right and obligation of PIH, acting through its board of directors and/or PIH’s officers. Each party shall be solely responsible for compliance, and shall indemnify the other party for its noncompliance, with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants. Nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee between PIH and any of 1347 Advisors or its Representatives.
14.    Information; General Scope of Services.

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a.    Information. PIH expressly acknowledges and agrees (i) that the performance of 1347 Advisors’ obligations hereunder will require the timely cooperation and support of PIH, its officers and agents, and agrees that it will use commercially reasonable efforts to ensure that 1347 Advisors is provided in a timely manner the information, including financial data, required by it in performing the Services hereunder (the “Information”) and (ii) 1347 Advisors does not assume responsibility for the accuracy or completeness of the Information and is entitled to rely upon the Information without independent verification.
15.    Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned or delegated by a party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
16.    Entire Agreement; Severability. This Agreement is the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. This Agreement replaces and supersedes any and all prior discussions and agreements that the parties have had and have entered into with respect to the subject matter hereof. No amendment, waiver or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto, which with respect to the consent of PIH, such consent shall be authorized by its board of directors and may be granted or withheld in the sole discretion of such board of directors. If any provision of this Agreement shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.
17.    Legal Fees and Expenses. The prevailing party in any legal action seeking enforcement of any provisions of this Agreement shall be entitled to recover all of its reasonable costs and expenses in any such action, including but not limited to reasonable attorneys’ fees and disbursements.
18.    Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which may be executed and delivered via facsimile or PDF electronic delivery with the same validity as if it were an ink-signed document and each of which shall be effective and binding on the parties as of the Effective Date. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Agreement.
19.    Definitions. Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 19, which meanings shall apply equally to the singular and plural forms of the terms so defined:
a.    “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified

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Person. For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
b.     “Person” shall mean any individual, any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

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EXHIBIT 10.1

1347 Advisors LLC	1347 Property Insurance Holdings, Inc.
By: Print Name: Larry G. Swets, Jr. Title:	By: Print Name: Title:

By: Print Name: William A. Hickey, Jr. Title:

[Signature Page to Management Services Agreement]